UNITED STATES
                             SECURITIES AND EXCHANGE COMMISSION
                                    WASHINGTON, DC  20549

                                         SCHEDULE 13G

                         Under the Securities Exchange Act of 1934
                                     (Amendment No.    )*

                                     ISLET SCIENCES, INC.
				_____________________________
                                       (Name of Issuer)

                              Common Stock, $0.001 par value
                              (Title of Class of Securities)

                                          46467R109
					_____________
                                       (CUSIP Number)

                                      February 28, 2012
				____________________________
                      (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [x] Rule 13d-1(c)
     [ ] Rule 13d-1(d)


      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

	The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

                                        SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.: 46467R109
--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON

  	Andrew K. Boszhardt, Jr.
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [  ]
      (b) [  ]
--------------------------------------------------------------------------------
3  SEC USE ONLY
--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   	 U.S.A.
--------------------------------------------------------------------------------
                                5  SOLE VOTING POWER
      	                              5,066,666
NUMBER OF SHARES		------------------------------------------------
  BENEFICIALLY			6  SHARED VOTING POWER
   OWNED BY			      0
     EACH			------------------------------------------------
   REPORTING			7  SOLE DISPOSITIVE POWER
    PERSON			      5,066,666
     WITH			------------------------------------------------
                                8  SHARED DISPOSITIVE POWER
    			              0
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,066,666
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

  	8.94%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON

    	 IN
--------------------------------------------------------------------------------

Item 1.

	(a)	Name of Issuer:  Islet Sciences, Inc.

        (b)	Address of Issuer's Principal Executive Offices:
                641 Lexington Avenue, 6th Floor, New York, New York 10022

Item 2.

	(a)	Name of Person Filing: Andrew K. Boszhardt, Jr.

        (b)	Address of Residence:
                1 Great Oaks Road
                Morristown, New Jersey 07960

	(c)	Citizenship:  U.S.A.

	(d)	Title of Class of Securities: Common Stock, $0.001 par value
		per share

	(e)	The CUSIP number of the common stock:  46467R109


Item 3.

	Not applicable.

Item 4. Ownership.

      (a)	Amount beneficially owned:  Andrew K. Boszhardt, Jr. is the
direct beneficial owner of 5,066,666 shares of common stock of the issuer

      (b)	Percent of class:  8.94% (based on 55,476,843 shares of common stock of the issuer outstanding on December 11, 2012)

      (c)	Number of shares as to which the person has:

		(i)	Sole power to vote or to direct the vote:  5,066,666

		(ii)	Shared power to vote or to direct the vote:  0

		(iii)	Sole power to dispose or to direct the disposition of:
			5,066,666

		(iv)	Shared power to dispose or to direct the disposition of:
			0

Item 5.	  Ownership of Five Percent or Less of a Class.

	Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     	Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

	Not applicable

Item 8.  Identification and Classification of Members of the Group.

	Not applicable

Item 9.  Notice of Dissolution of Group.

	Not applicable

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            Dated:  February 7, 2013



					By: /s/ Andrew K. Boszhardt, Jr.
					    _______________________________
				            Name: Andrew K. Boszhardt, Jr.